                                                                   Exhibit 99.1

Press Release

Westborough Financial Services, Inc. Reports Earnings for Fiscal Year Ended September 30, 2006

      WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 22, 2006--Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported a loss per share (dilutive) for fiscal year ended September 30, 2006 of $0.03 on a net loss of $42 thousand, as compared earnings per share of $0.57 per share (dilutive) on net income of $898 thousand for fiscal year ended September 30, 2005. For year ended September 30, 2006, net income declined by $940 thousand, primarily due to a decline in the Company's net interest margin, an increase in operating expenses, a decline in other income and a decline in the credit provision for loan losses. The Company's return (loss) on average assets was (0.01%) for year ended September 30, 2006 as compared to 0.32% for year ended September 30, 2005.

      Net interest income declined by $811 thousand, or 9.7%, to $7.6 million for year ended September 30, 2006, as compared to $8.4 million for year ended September 30, 2005. During the fiscal year ending September 30, 2006, the Bank experienced the effects of a relatively flat yield curve, where the difference between short-term interest rates and longer-term interest rates was relatively small. As the Federal Reserve Open Market Committee increased short-term rates, the interest rates paid to interest-bearing deposit customers increased. As a result of these changes, the net interest rate spread, which represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, declined by 0.61%, to 2.38% for year ended September 30, 2006 as compared to 2.99% for year ended September 30, 2005. Primarily due to an increase in the rate of interest earned on short-term investments and loans, the yield on average interest-earning assets increased by 0.30%, to 5.17% for year ended September 30, 2006 from 4.87% for year ended September 30, 2005. However, the cost of average interest-bearing liabilities increased by 0.91%, to 2.79% for year ended September 30, 2006 from 1.88% for year ended September 30, 2005 and primarily reflects higher interest rates paid on interest-bearing deposit accounts and Federal Home Loan Bank ("FHLB") advances. Compression of the net interest rate spread can be expected to result in lower net interest income, and possibly losses, until such time as the yield curve returns to a more normal, upward slope.

      Other income declined by 18.2%, or $193 thousand to $870 thousand for year ended September 30, 2006. Gains on the sale of securities and mortgages declined as compared to September 30, 2005, due to a substantially lower volume of sales. Miscellaneous income decreased by $48 thousand, or 20.3%, to $188 thousand for year ended September 30, 2006 as compared to year ended September 30, 2005, resulting from a reduction in income from bank owned life insurance polices. Customer service fees increased by $71 thousand to $674 thousand for year ended September 30, 2006 due primarily to increases in non-deposit investment income and prepayment fees on commercial loans.

      The Bank had no provision for loan losses for year ended September 30, 2006 compared to a $173 thousand (credit) provision for loan losses for year ended September 30, 2005. The 2005 credit was the result of paydowns and the high credit quality of specific commercial loans for which a portion of the allowance for loan losses had been specifically allocated.

      Operating expenses increased by $267 thousand, or 3.2%, to $8.6 million for year ended September 30, 2006. The primary reasons for the increase in operating expenses were increased salaries, employee benefits, professional fees, and data processing fees, offset, to a lesser extent by a decline in general and administrative and marketing expenses. Salaries and employee benefits increased by $353 thousand, or 7.9%, to $4.8 million for year ended September 30, 2006 as compared to year ended September 30, 2005 primarily as a result of increased benefit costs, general salary increases for employees and higher levels of sales incentive compensation. Professional fees increased by $92 thousand, or 21.8%, to $514 thousand for the year ended September 30, 2006 primarily due to legal and other expenses related to a civil action filed against the Bank and also due to various strategic planning projects and initiatives. Primarily as a result of a higher volume of services provided, data processing expenses increased by $32 thousand, or 4.3%, to $773 thousand for year ended September 30, 2006.

      The Company's total assets increased by $9.5 million, or 3.3%, to $301.0 million at September 30, 2006 from $291.5 million at September 30, 2005. Additionally, deposits increased by $1.0 million, or 0.5%, to $211.3 million from $210.2 million, primarily in money market deposit accounts and certificates of deposit. FHLB advances increased by $7.5 million, or 15.0%, to $57.5 million at September 30, 2006 from $50.0 million at September 30, 2005. The increase in deposits and FHLB advances were used primarily to fund loan portfolio growth which increased by $9.2 million, or 4.6%, to $209.7 million at September 30, 2006 as compared to $200.5 million at September 30, 2005. Within the loan portfolio, commercial loans increased by $7.4 million from September 30, 2005 to September 30, 2006 and residential real estate and home equity lines-of-credit increased by $1.8 million for the same period. Total stockholders' equity declined by $220 thousand, to $28.4 million at September 30, 2006 from $28.6 million at September 30, 2005 primarily as a result of a combination of dividends paid to shareholders and the current year loss, offset to a lesser extent by an increase in other comprehensive income resulting from changes in the market value of securities available for sale and stock activities.

      On November 13, 2006, the Company, the Bank and Westborough Bancorp, MHC entered into an agreement and Plan of Merger with Assabet Valley Bancorp and Hudson Savings Bank. Under the terms of the agreement, the mutual holding company structure of Westborough Bancorp, MHC will be eliminated and the Bank will merge with Hudson Savings Bank. The stockholders of the Company, other than Westborough Bancorp, MHC, will receive $35.00 in cash in exchange for each share of common stock. The transaction is expected to be completed in the spring of 2007.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance remarked that: "We were disappointed that our efforts to maintain profitability fell short. The current interest rate environment and the shape of the yield curve has and will continue to pressure our net interest margin and our profitability. During the year however, we were able to bring to fruition one of our long-term goals of partnering with Hudson Savings Bank. With this merger, announced November 14, 2006, we will create a new larger and stronger company that will insure top flight product and service offerings to our customers. Both institutions were founded in 1869 and have a proud history of serving its customers and the entire communities where we live and do business. We expect many exciting opportunities in the months ahead for customers, staff and stockholders as the transaction completes its regulatory process."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank currently operates four full-service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111

Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data

                                                                     ------------------------
                                                                                at
                                                                     ------------------------
                                                                           September 30,
                                                                     ------------------------
                                                                          2006           2005
                                                                     ------------------------
Consolidated Balance Sheet Data ($ in thousands)

Total assets                                                          $300,967       $291,490
Loans, net                                                             209,744        200,477
Investment securities                                                   65,818         66,906
Total deposits                                                         211,277        210,281
Federal Home Loan Bank advances                                         57,500         50,000
Stockholders' equity                                                    28,383         28,603
Allowance for loan losses                                                  780            785
Non-accrual loans                                                          416            175
Non-performing assets                                                      416            175

---------------------------------------------------------------------------------------------
Consolidated Statement of Operations                                        Years Ended
                                                                     ------------------------
($ in thousands, except share data)                                   09/30/06       09/30/05
                                                                     ------------------------

Total interest and dividend income                                     $14,422        $12,564
Total interest expense                                                   6,841          4,172
                                                                       -------        -------
  Net interest income                                                    7,581          8,392
Provision (credit) for loan losses                                           0           (173)
                                                                       -------        -------
  Net interest income, after provision (credit) for loan losses          7,581          8,565
                                                                       -------        -------
Customer service fees                                                      674            603
Gain on sales and calls of securities available for sale, net                3             59
Gain on sales of mortgages, net                                              5            165
Miscellaneous                                                              188            236
                                                                       -------        -------
  Total other income                                                       870          1,063
                                                                       -------        -------
Total operating expenses                                                 8,616          8,349
                                                                       -------        -------
(Loss) income before provision (benefit) for income taxes                 (165)         1,279
Provision (benefit) for income taxes                                      (123)           381
                                                                       -------        -------
Net (loss) income                                                      $   (42)       $   898
                                                                       =======        =======

Basic number of weighted average shares outstanding                  1,562,323      1,554,853

Dilutive number of weighted average shares outstanding               1,562,323      1,571,204
Basic earnings(loss) per share                                          $(0.03)         $0.58
Dilutive earnings (loss) per share                                      $(0.03)         $0.57
Dividends declared per share                                            $ 0.24          $0.24

---------------------------------------------------------------------------------------------
                                                                            Years Ended
                                                                     ------------------------
Performance Ratios:                                                   09/30/06       09/30/05
                                                                     ------------------------

Return (loss) on average assets                                          -0.01%          0.32%
Return (loss) on average stockholders' equity                            -0.15%          3.11%
Average stockholders' equity to average assets                            9.47%         10.43%
Net interest rate spread (2)                                              2.38%          2.99%
Net interest margin (3)                                                   2.72%          3.25%
Operating expenses as a percent of average assets                         2.88%          3.02%
Average interest-earning assets to average
 interest-bearing liabilities                                           113.91%        116.44%
Efficiency ratio (4)                                                    102.05%         90.45%

(1) Dividend payout ratio represents dividends declared per share divided by dilutive earnings (loss) per share.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.

---------------------------------------------------------------------------------------------
                                                                                at
                                                                     ------------------------
Asset Quality Ratios:                                                      September 30,
                                                                     ------------------------
                                                                          2006           2005
                                                                     ------------------------

Non-performing loans as a percent of loans                                0.20%          0.09%
Non-performing assets as a percent of total assets                        0.14%          0.06%
Allowance for loan losses as a percent of total loans
 before the allowance for loan losses                                     0.37%          0.39%

Capital Ratio and other data:
Equity to assets at end of period                                         9.43%          9.81%
Number of shares outstanding at end of period                        1,595,774      1,594,774

Number of:
Full-service offices (1)                                                     4              4
Full-time equivalent employees                                              69             71

(1) The number of full service offices does not include our branch at the Willows.